Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Tuesday, September 29, 2009

Gannett Co., Inc. Announces Anticipated Third Quarter Earnings

MCLEAN, VA – Gannett Co., Inc. (NYSE: GCI) announced today certain anticipated third quarter results:

•	The company expects third quarter non-GAAP earnings per diluted share to be between $0.39 and $0.42, excluding special charges.

•

The special charges, which relate principally to various facility consolidations and workforce restructuring, are expected to total approximately $0.11 to $0.14 per diluted share. Including these special charges, earnings per diluted share are expected to be between $0.25 and $0.31.

•

Net income attributable to Gannett, excluding special charges, is anticipated to range between $93 million and $100 million for the quarter. After-tax special charges will range from $26 million to $32 million.

•

Operating cash flow (a non-GAAP measure defined as operating income plus depreciation, amortization and non-cash special charges) is expected to be between $241 million and $252 million in the third quarter.

•	Gannett expects to report total quarterly revenues of between $1.307 billion and $1.320 billion.

•

Total debt at the end of the third quarter was approximately $3.31 billion versus $3.51 billion at the end of the second quarter. Since year-end, our debt balance has declined approximately $504 million. The company’s senior leverage ratio under its credit agreements is expected to be in the range of 3.04x to 3.07x at the end of the third quarter, significantly below the required ceiling of 3.5x. The company believes its leverage ratio will be below this ceiling for the remainder of 2009.

The above amounts are subject to the finalization of the company’s third quarter results. Current forecast ranges for key results for the third quarter of 2009 are presented in the attached tables with comparable results for the third quarter of 2008.

“In the third quarter, the company continued to successfully navigate through the economic headwinds both in the U.S. and UK. Although overall advertising revenue comparisons remain difficult, our third quarter year-over-year publishing comparisons improved again versus first and second quarter comparisons. Our broadcast comparisons reflect the almost total absence of Olympics and political advertising which were approximately $50 million last year during the third quarter, partially offset by the near tripling of retransmission fees this year. CareerBuilder and Digital segment revenues are expected to be lower for the quarter on a pro forma basis, consistent with year-over-year trends for the first two quarters of 2009,” said Gracia Martore, Executive Vice President and Chief Financial Officer.

“Our continued efforts to achieve efficiencies and further consolidations company-wide along with significantly lower newsprint expense resulted in another substantial decline in our operating expenses. As a result, we continue to generate substantial operating cash flow which enabled us to lower debt by about $195 million in the quarter.”

Gannett will report its earnings for the third quarter of 2009 on October 19, 2009 before the opening of the stock market. Management will hold a conference call at 10:00 a.m. ET that day to discuss these results. Conference call access information is provided on the company’s Web site, www.gannett.com.

* * * *

Gannett Co., Inc. (NYSE: GCI) is an international news and information company operating on multiple platforms including the Internet, mobile, newspapers, magazines and TV stations. Gannett is an Internet leader with hundreds of newspaper and TV Web sites; CareerBuilder.com, the nation’s top employment site; USATODAY.com; and more than 80 local MomsLikeMe.com sites. Gannett publishes 84 daily U.S. newspapers, including USA TODAY, the nation’s largest-selling daily newspaper, and more than 700 magazines and other non-dailies including USA WEEKEND. Gannett also operates 23 television stations in 19 U.S. markets. Gannett subsidiary Newsquest is the United Kingdom’s second largest regional newspaper company with 17 daily paid-for titles, more than 200 weekly newspapers, magazines and trade publications, and a network of Web sites.

Cautionary Statement About Preliminary Results and Other Forward-Looking Information

We caution you that, whether or not expressly stated, all measures of third quarter 2009 financial results and condition contained in this news release, including revenue, depreciation, amortization, operating income, net income, earnings per share, operating cash flow, special charges, senior leverage ratio, and total debt are preliminary and reflect our expected third quarter 2009 financial results and condition as of the date of this news release. Actual reported third quarter 2009 financial results and condition may vary significantly from those expectations because of a number of factors, including additional or revised information or subsequent events. We also caution you that this news release contains additional forward-looking statements about the Company. For a discussion of factors that may adversely affect our financial results and condition and cause actual results to differ from expectations, refer to our Annual Report on Form 10-K for the year ended December 28, 2008, filed with the Securities and Exchange Commission and available on the SEC’s Web site at www.sec.gov. Any factor described in this news release or in any report referred to in this news release could, by itself or together with one or more other factors, adversely affect the Company’s financial results and condition. The Company will provide additional discussion and analysis and other important information about its third quarter 2009 financial results and condition when it reports actual results on October 19, 2009.

We do not intend to update or otherwise revise these estimates to reflect future events and do not intend to disclose publicly whether our actual results will vary from our estimates other than through the release of actual results in the ordinary course of business. Gannett is not responsible for changes made to this press release by wire services, Internet service providers or other media.

For investor inquiries, contact:	For media inquiries, contact:
Jeffrey Heinz	Robin Pence
Director, Investor Relations	Vice President of Corporate Communications
703-854-6917	703-854-6049
jheinz@gannett.com	rpence@gannett.com

Current forecast ranges for revenues, operating income, net income attributable to Gannett and related diluted per share amounts for its third quarter of 2009 ending September 27 are presented below with comparable results for the third quarter of 2008.

Gannett Co., Inc. and Subsidiaries Unaudited, in thousands of dollars (except per share amounts)	Estimated results for the thirteen weeks ended Sept. 27, 2009		As reported results for the thirteen weeks ended
	Range		Sept. 28, 2008
Total revenue	$1,307,000	$1,320,000	$1,637,310
Operating income	137,000	158,000	259,181
Net income attributable to Gannett	61,000	74,000	158,057
Net income per diluted share attributable to Gannett	$0.25	$0.31	$0.69
Unfavorable impact of special items	0.14	0.11	0.07

Adjusted net income per diluted share attributable to Gannett (Non-GAAP basis)	$0.39	$0.42	$0.76

The company has also estimated for the third quarter of 2009 its operating cash flow, a non-GAAP measure, which is defined as operating income plus depreciation, amortization and the special charges for facility consolidations.

The estimate of operating cash flow for the third quarter of 2009 is developed as follows:

Gannett Co., Inc. and Subsidiaries Unaudited, in thousands of dollars	Estimated results for the thirteen weeks ended Sept. 27, 2009
	Range
Operating income (GAAP basis)	$137,000	$158,000
Add:
Depreciation	52,000	51,000
Amortization	9,000	8,000
Non-cash facility consolidation and other charges	43,000	35,000

Operating Cash Flow (non-GAAP basis)	$241,000	$252,000

The company has estimated for the third quarter of 2009 its diluted earnings per share (“EPS”) excluding workforce restructurings and facility consolidation and other charges. The company has also estimated operating cash flow as defined above. Management believes these measures better reflect the ongoing performance of the company and enable management and investors to meaningfully trend, analyze and benchmark the performance of the company’s operations. These measures are also more comparable to financial measures reported by our competitors. These measures should not be considered as substitutes for the comparable measures calculated in accordance with GAAP.